The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-179650

Subject to completion, dated February 12, 2014

Prospectus supplement

(To prospectus dated February 23, 2012)

6,500,000 Shares

Colfax Corporation

Common Stock

We are offering 6,500,000 shares of our common stock.

Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “CFX.” On February 11, 2014, the last reported sale price of our common stock on the New York Stock Exchange was $64.00 per share.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters an option to purchase up to an additional 975,000 shares from us at the public offering price, less underwriting discounts and commissions, within 30 days of the date of this prospectus supplement. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $             and the total proceeds, before expenses, to us will be $            .

Investing in our common stock involves certain risks. Before buying any shares, you should read this prospectus supplement, the related prospectus and all information incorporated by reference herein, including the discussion of material risks of investing in our common stock in the “Risk Factors” section beginning on page S-8 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters are offering the shares of our common stock as set forth under “Underwriting.” Delivery of the shares of common stock will be made on or about February     , 2014.

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup	Deutsche Bank Securities

The date of this prospectus is February     , 2014.

Prospectus Supplement

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about the common stock in two separate documents: (1) this prospectus supplement, which describes the specific terms of the common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in that prospectus and (2) the accompanying prospectus, which provides general information. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You also should read and consider the information in the documents we have referred you to in “Where You Can Find More Information” on page S-28 of this prospectus supplement and page 1 of the accompanying prospectus.

We include cross-references in this prospectus supplement and the accompanying prospectus to captions in these materials where you can find additional related discussions. The table of contents in this prospectus supplement provides the pages on which these captions are located.

Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement to “Colfax,” “we,” “us” and “our” refer to Colfax Corporation and its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus supplement and the documents incorporated by reference in this prospectus supplement that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including statements regarding: projections of revenue, profit margins, expenses, tax provisions and tax rates, earnings or losses from operations, impact of foreign exchange rates, cash flows, pension and benefit obligations and funding requirements, synergies or other financial items; plans, strategies and objectives of management for future operations including statements relating to potential acquisitions, compensation plans or purchase commitments; developments, performance or industry or market rankings relating to products or services; future economic conditions or performance; the outcome of outstanding claims or legal proceedings including asbestos-related liabilities and insurance coverage litigation; potential gains and recoveries of costs; assumptions underlying any of the foregoing; and any other statements that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Forward-looking statements may be characterized by terminology such as “believe,” “anticipate,” “should,” “would,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “targets,” “aims,” “seeks,” “sees,” and similar expressions. These statements are based on assumptions and assessments made by our management in light of their experience and perception of historical trends, current conditions, expected future developments and other factors we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including but not limited to the following:

•	changes in the general economy, as well as the cyclical nature of the markets we serve;

•	our ability to identify, finance, acquire and successfully integrate attractive acquisition targets;

•	our exposure to unanticipated liabilities resulting from acquisitions;

•	our ability and the ability of our customers to access required capital at a reasonable cost;

•	our ability to accurately estimate the cost of or realize savings from our restructuring programs;

•	the amount of and our ability to estimate our asbestos-related liabilities;

•	the solvency of our insurers and the likelihood of their payment for asbestos-related costs;

•	material disruptions at any of our manufacturing facilities;

•	noncompliance with various laws and regulations associated with our international operations, including anti-bribery laws, export control regulations and United States (“U.S.”) sanctions and embargoes on certain foreign countries;

•	risks associated with our international operations;

•	risks associated with the representation of our employees by trade unions and work councils;

•	our exposure to product liability claims;

•	potential costs and liabilities associated with environmental laws and regulations;

•	failure to maintain and protect our intellectual property rights;

•	the loss of key members of our leadership team;

•	restrictions in our credit agreement with Deutsche Bank Securities Inc., HSBC Securities (USA) Inc. and certain other lender parties named therein (the “Deutsche Bank Credit Agreement”) that may limit our flexibility in operating our business;

•	impairment in the value of intangible assets;

•	the funding requirements or obligations of our defined benefit pension plans and other post-retirement benefit plans;

•	significant movements in foreign currency exchange rates;

•	availability and cost of raw materials, parts and components used in our products;

•	new regulations and customer preferences reflecting an increased focus on environmental, social and governance issues, including new regulations related to the use of conflict minerals;

•	service interruptions, data corruption, cyber-based attacks or network security breaches affecting our information technology infrastructure;

•	risks arising from changes in technology;

•	the competitive environment in our industry;

•	changes in our tax rates or exposure to additional income tax liabilities;

•	our ability to manage and grow our business and execution of our business and growth strategies;

•	the level of capital investment and expenditures by our customers in our strategic markets;

•	our financial performance; and

•	other risks and factors, listed in Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2013.

Any such forward-looking statements are not guarantees of future performance and actual results, developments and business decisions may differ materially from those envisaged by such forward-looking statements. These forward-looking statements speak only as of the date they are made. We do not assume any obligation and do not intend to update any forward-looking statement except as required by law. See Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 for a further discussion regarding some of the factors that may cause actual results to differ materially from those that we anticipate.

SUMMARY

The following summary should be read together with the information contained in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand the offering of our common stock. You should read this prospectus supplement and the accompanying prospectus, including the documents we incorporate by reference, carefully to understand fully our common stock as well as other considerations that are important to you in making a decision to invest in our common stock. You should pay special attention to the “Risk Factors” section beginning on page S-8 of this prospectus supplement and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2013 to determine whether an investment in our common stock is appropriate for you.

Overview

We are a diversified global industrial manufacturing and engineering company that provides gas- and fluid-handling and fabrication technology products and services to commercial and governmental customers around the world under the Howden, ESAB and Colfax Fluid Handling brand names. Our business has been built through a series of acquisitions, as well as organic growth, since its founding in 1995. We seek to build an enduring premier global enterprise by applying the Colfax Business System (“CBS”) to pursue growth in revenues and improvements in operating margins and cash flow.

We began with a series of acquisitions in the fluid-handling and mechanical power transmission sectors, most notably those of Imo and Allweiler in 1997 and 1998, respectively. In 2004, we divested our mechanical power transmission operations and focused on fluid handling. Through the end of 2011, we made a series of strategic acquisitions in this sector, including: Lubrication Systems Company (“LSC”), PD-Technik Ingenieurbüro GmbH (“PD-Technik”), Baric Group (“Baric”), Rosscor Holding B.V. (“Rosscor”) and COT-Puritech, Inc. (“COT-Puritech”).

On January 13, 2012, Colfax closed the acquisition of Charter International plc (“Charter”) (the “Charter Acquisition”), which transformed Colfax from a fluid-handling business into a multi-platform enterprise with a strong global footprint. This acquisition provided an additional growth platform in the fragmented fabrication technology industry, while broadening the scope of our fluid-handling platform to include air- and gas-handling products.

Following the Charter Acquisition, we announced the following additional acquisitions that we expect will grow and strengthen our business:

Gas and Fluid Handling

•	In September 2012, we acquired Co-Vent Group Inc. (“Co-Vent”), a leading supplier of industrial fans based in Quebec, Canada.

•	In July 2013, we acquired Clarus Fluid Intelligence, LLC (“Clarus”), a domestic supplier of flushing services for marine applications primarily to U.S. government agencies, with primary operations in Bellingham, Washington.

•	In September 2013, we acquired certain business units of The New York Blower Company, including TLT-Babcock Inc. (“TLT-Babcock”) and Alphair Ventilating Systems Inc. (“Alphair”), suppliers of heavy duty and industrial fans in Akron, Ohio and Winnepeg, Ontario, respectively.

•	In November 2013, we acquired Kompresory a.s., a leading supplier of multi-stage centrifugal compressors to the oil & gas, petrochemical, power and steel industries, based in Prague, Czech Republic.

•	In November 2013, we acquired the remaining ownership of Sistemas Centrales de Lubrication S.A. de C.V. (“Sicelub”), previously a less than wholly owned subsidiary in which we did not have a controlling interest. Sicelub provides flushing services to Central and South American customers primarily in the oil, gas and petrochemical end market.

•	In November 2013, we acquired the global infrastructure and industry division of Fläkt Woods Group (“GII”), an international supplier of heavy duty industrial and cooling fans.

Fabrication Technology

•	In May 2012, we acquired the remaining ownership of CJSC Sibes (“Sibes”), a less than wholly owned Russian subsidiary in which we did not have a controlling interest.

•	In October 2012, we acquired approximately 91% of Soldex S.A. (“Soldex”), a leading South American supplier of welding products. In August 2013, we increased our ownership of Soldex to approximately 99%.

•	On February 12, 2014, we entered into a definitive agreement to acquire Victor Technologies Holdings, Inc. (“Victor Technologies”), a global manufacturer of advanced cutting, gas control and specialty welding solutions.

Recent Developments

Fourth Quarter and Year-End Results

On February 6, 2014, we announced our financial results for the fourth quarter ended December 31, 2013.

For the fourth quarter, net income was $32.0 million, or $0.31 per dilutive share. Net sales were $1.171 billion in the fourth quarter, an increase of 14.0% from the prior year. Fourth quarter operating income was $119.6 million. Fourth quarter gas- and fluid-handling orders were $547.8 million compared to orders of $520.3 million in the prior year period, an increase of 5.3%. Gas- and fluid-handling finished the period with record backlog of $1.577 billion.

Full year net income was $158.2 million, or $1.54 per dilutive share. Net sales for 2013 were $4.207 billion, an increase of 7.5% compared to net sales for 2012. Full year operating income was $406.4 million. Full year gas- and fluid-handling orders were $2.061 billion, an increase of 3.3% over the prior year.

Acquisition of Victor Technologies

On February 12, 2014, we entered into a binding agreement with Irving Place Capital to acquire Victor Technologies for total consideration of approximately $947.3 million, including the assumption of debt.

Conversion of Series A Preferred Stock

On February 12, 2014, BDT CF Acquisition Vehicle, LLC (the “BDT Investor”), the sole holder of our Series A Perpetual Convertible Preferred Stock (“Series A Preferred Stock”) exercised its option to convert its 13,877,552 shares of Series A Preferred Stock into 12,173,291 shares of our common stock. In connection with the conversion, we have agreed to pay to the BDT Investor approximately $23.4 million, which is equivalent to the aggregate amount of dividends that would have been payable on the Series A Preferred Stock, at an assumed per annum rate of 6% of its liquidation preference, through the third anniversary of its issuance, at which time we would have had the right to convert the Series A Preferred Stock into common stock at any time at our option subject to certain conditions. As a result of the conversion, no shares of our preferred stock remain outstanding.

General

We were organized as a Delaware corporation in 1998. Our principal executive offices are located at Colfax Corporation, 8170 Maple Lawn Boulevard, Suite 180, Fulton, Maryland 20759. Our telephone number is (301) 323-9000. Our corporate website address is www.colfaxcorp.com. Except for the documents incorporated by reference in this prospectus supplement and the accompanying prospectus as described under “Incorporation by Reference”, the information and other content contained on our website are not incorporated by reference in this prospectus supplement or the accompanying prospectus, and you should not consider them to be a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Common stock offered by us:	6,500,000 shares of common stock.

Option to purchase additional shares:	To the extent that the underwriters sell more than 6,500,000 shares of common stock, the underwriters have the option to purchase up to an additional 975,000 shares from us at the price to public less the underwriting discount.

Common stock outstanding immediately after this offering assuming no exercise of the underwriters’ option to purchase additional shares from us:	120,806,780 shares of common stock.

Common stock outstanding immediately after this offering assuming full exercise of the underwriters’ option to purchase additional shares from us:	121,781,780 shares of common stock.

Use of proceeds after expenses:	We estimate that the net proceeds of this offering to us will be $ , or $ if the underwriters exercise their option to purchase additional shares in full. We intend to use the proceeds of this offering, together with cash on hand and borrowings under the Deutsche Bank Credit Agreement, to finance our acquisition of Victor Technologies or, if the acquisition is not completed, for general corporate purposes. This offering is not conditioned on the closing of our acquisition of Victor Technologies and there can be no assurance that the acquisition will be completed. The shares offered hereby will remain outstanding whether or not the acquisition is completed. See “Use of Proceeds.”

New York Stock Exchange symbol:	CFX

The number of shares of common stock that will be outstanding immediately after this offering is based on 114,306,780 shares outstanding as of February 12, 2014 (which includes 12,173,291 shares of our common stock issued upon the conversion by the BDT Investor of all its Series A Preferred Stock). Unless otherwise indicated, the number of shares of our common stock presented in this prospectus supplement excludes shares of our common stock issuable by us pursuant to the exercise of the underwriters’ option to purchase additional shares and 6,253,037 shares of our common stock reserved for future issuance under our equity incentive plan.

RISK FACTORS

Investing in our common stock involves risks, including the risks described below that are specific to our common stock and those that could affect us and our business. You should not purchase shares of our common stock unless you understand these investment risks. Please be aware that other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing any shares of our common stock, you should consider carefully the risks and other information in this prospectus supplement and the accompanying prospectus and carefully read the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including those set forth in the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2013.

Risks and Other Considerations Related to our Common Stock

The issuance of additional common and preferred stock or the resale of previously restricted common stock may adversely affect the market price of our common stock.

In connection with the Charter Acquisition, we issued a total of 20,182,293 shares of our common stock to the BDT Investor, Mitchell P. Rales, Steven M. Rales and Markel Corporation (collectively, the “Investors”) and 13,877,552 shares of our Series A Preferred Stock, which have since been converted into an additional 12,173,291 shares of our common stock, to the BDT Investor. Pursuant to registration rights agreements we entered into with the Investors in January 2012 (the “2012 Registration Rights Agreements”), the Investors and their permitted transferees have registration rights for the resale of such shares of our common stock. In April 2012, we filed a prospectus supplement under which the Investors may resell these shares. In addition, Mitchell P. Rales and Steven M. Rales have registration rights for the resale of certain shares of our common stock pursuant to a registration rights agreement, entered into in 2003 and amended in 2013 (the “2003 Registration Rights Agreement,” and together with the 2012 Registration Rights Agreements, the “Registration Rights Agreements”). These registration rights would facilitate the resale of such securities into the public market, and any such resale would increase the number of shares of our common stock available for public trading. For instance, in May 2013 the BDT Investor and certain of its permitted transferees sold 4,000,000 shares of our common stock to underwriters for public resale. Sales by the BDT Investor, Markel Corporation, Mitchell P. Rales or Steven M. Rales or their permitted transferees of a substantial number of shares of our common stock in the public market, or the perception that such sales might occur, could have a material adverse effect on the price of our common stock.

In March 2012 and May 2013, we sold 9,000,000 shares and 7,500,000 shares, respectively, of newly issued common stock to underwriters for public resale pursuant to a shelf registration statement. Under our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”), there are additional authorized shares of our common stock, which, if subsequently issued, could have a further dilutive effect on our outstanding common stock.

The BDT Investor may exercise significant influence over us, including through its ability to elect up to two members of our Board of Directors.

The shares of our common stock beneficially owned by the BDT Investor represent approximately 14% of the voting rights in respect of our issued share capital as of February 3, 2014. As a result, the BDT Investor may have the ability to significantly influence the outcome of any matter submitted for the vote of our stockholders. The BDT Investor may have interests that diverge from, or even conflict with, our interests and those of our other stockholders.

Our Certificate of Incorporation also provides that the BDT Investor will have the right to exclusively nominate (1) two out of eleven directors to our Board of Directors so long as the BDT Investor and its permitted transferees beneficially own, in the aggregate, more than 20% of our outstanding common stock, with one of its nominees to serve on the Audit Committee of our Board of Directors and one of its nominees to serve on the

Compensation Committee of our Board of Directors, and (2) one out of ten directors to our Board of Directors so long as the BDT Investor and its permitted transferees beneficially own in the aggregate less than 20% but more than 10% of our outstanding common stock, with such nominee to serve on the Audit Committee and the Compensation Committee of our Board of Directors. Further, so long as the BDT Investor and certain permitted transferees beneficially own at least 10% of our common stock, the BDT Investor’s written consent is required to alter, amend or repeal the provisions of our Certificate of Incorporation which set forth the authorized number of members of our Board of Directors and the BDT Investor’s nomination rights in respect of members of our Board of Directors.

In addition, the percentage of our common stock owned by the BDT Investor, Mitchell P. Rales and Steven M. Rales and the governance rights of the BDT Investor could discourage a third party from proposing a change of control or other strategic transaction concerning us.

Provisions in our governing documents and Delaware law may delay or prevent an acquisition of us, which could decrease the value of our shares.

Our Certificate of Incorporation, Amended and Restated Bylaws (“Bylaws”), and Delaware law contain provisions that may make it difficult for a third party to acquire us without the consent of our Board of Directors. These include provisions prohibiting stockholders from taking action by written consent, prohibiting special meetings of stockholders called by stockholders and prohibiting stockholder nominations and approvals without complying with specific advance notice requirements. In addition, our Board of Directors has the right to issue preferred stock without stockholder approval, which our Board of Directors could use to effect a rights plan or “poison pill” that could dilute the stock ownership of a potential hostile acquirer and may have the effect of delaying, discouraging or preventing an acquisition of us. Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding voting stock.

USE OF PROCEEDS

We estimate that the net proceeds of this offering to us will be approximately $            , or $            if the underwriters exercise their option to purchase additional shares in full, after deducting underwriting discounts and our estimated expenses of the offering.

We intend to use the proceeds of this offering, together with cash on hand and borrowings under the Deutsche Bank Credit Agreement, to finance our acquisition of Victor Technologies or, if the acquisition is not completed, for general corporate purposes. General corporate purposes may include acquisitions, repayment of debt, additions to working capital and capital expenditures. Net proceeds may be temporarily invested prior to deployment for their intended purposes.

This offering is not conditioned on the closing of our acquisition of Victor Technologies and there can be no assurance that the acquisition will be completed. The shares offered hereby will remain outstanding whether or not the acquisition is completed.

CAPITALIZATION

The following table shows, as of December 31, 2013, our capitalization:

•	on an actual basis;

•	on a pro forma basis to reflect the sale of 6,500,000 shares of common stock by us in this offering at a public offering price of $ per share;

•	on a pro forma as adjusted basis to further reflect:

•	the application of the net proceeds of this offering in the manner described under “Use of Proceeds”;

•	the conversion by the BDT Investor of 13,877,552 shares of Series A Preferred Stock into 12,173,291 shares of our common stock as described under “Summary—Recent Developments”;

•	borrowing under the Deutsche Bank Credit Agreement, and other short-term borrowing arrangements, to finance, in part, the acquisition of Victor Technologies; and

•	the completion of our acquisition of Victor Technologies.

	December 31, 2013
(in thousands, except per share data)	Actual	Pro Forma		Pro Forma, As Adjusted
Total debt, including current portion	$1,487,091		$1,487,091	$
Shareholders’ equity:
Preferred stock, undesignated, $0.001 par value per share; 20,000,000 shares authorized; 13,877,552 shares issued and outstanding actual, 0 shares issued and outstanding pro forma and pro forma as adjusted	14		14		0
Common stock, $0.001 par value per share; 400,000,000 shares authorized; 101,921,613 shares issued and outstanding actual; 108,421,613 shares issued and outstanding pro forma and 120,594,904 shares issued and outstanding pro forma as adjusted	102		108		121
Additional paid-in capital	2,541,005
Retained earnings	19,376		19,376		19,376
Accumulated other comprehensive loss	(46,608)		(46,608)		(46,608)

Total Colfax Corporation equity	2,513,889
Noncontrolling interest	227,226		227,226		227,226

Total equity	2,741,115

Total capitalization	$4,228,206	$		$

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following table sets forth certain information as of February 12, 2014 (unless otherwise specified), with respect to the beneficial ownership of our common stock by each person who is known to own beneficially more than 5% of the outstanding shares of our common stock, each person currently serving as a director, each named executive officer, and all directors and executive officers as a group. The percentages shown are based on 114,306,780 shares of our common stock outstanding as of February 12, 2014 (which includes 12,173,291 shares of our common stock issued upon the conversion by the BDT Investor of all its Series A Preferred Stock). Unless otherwise indicated, to our knowledge, each person has sole dispositive and voting power over the shares in the table.

	Beneficial Ownership Before Offering			Beneficial Ownership After Offering Assuming No Exercise of Underwriters’ Option to Purchase Additional Shares			Beneficial Ownership After Offering Assuming Full Exercise of Underwriters’ Option to Purchase Additional Shares
Beneficial Owner	Shares		Percent	Shares		Percent	Shares		Percent
5% Holders
BDT Capital Partners, LLC 401 N. Michigan Ave., Suite 3100 Chicago, IL 60611	16,253,576	(1)	14.2%	16,253,576	(1)	13.5%	16,253,576	(1)	13.3%

Steven M. Rales 2200 Pennsylvania Avenue, NW, Suite 800W Washington, D.C. 20037	11,315,749	(2)	9.9%	11,315,749	(2)	9.4%	11,315,749	(2)	9.3%

5% Holder and Director
Mitchell P. Rales 2200 Pennsylvania Avenue, NW, Suite 800W Washington, D.C. 20037	11,341,049	(3)	9.9%	11,341,049	(3)	9.4%	11,341,049	(3)	9.3%

Directors
Patrick W. Allender	239,644	(4)(5)	*	239,644	(4)(5)	*	239,644	(4)(5)	*
Thomas S. Gayner	36,634	(5)	*	36,634	(5)	*	36,634	(5)	*
Rhonda L. Jordan	62,597	(5)(6)	*	62,597	(5)(6)	*	62,597	(5)(6)	*
San W. Orr, III	9,232	(5)	*	9,232	(5)	*	9,232	(5)	*
A. Clayton Perfall	20,606	(5)	*	20,606	(5)	*	20,606	(5)	*
Rajiv Vinnakota	24,631	(5)	*	24,631	(5)	*	24,631	(5)	*

Named Executive Officers and Directors
Steven E. Simms	4,659	(7)	*	4,659	(7)	*	4,659	(7)	*
Clay H. Kiefaber	252,162	(7)(8)(9)	*	252,162	(7)(8)(9)	*	252,162	(7)(8)(9)	*

Named Executive Officers
C. Scott Brannan	109,679	(7)(8)(9)	*	109,679	(7)(8)(9)	*	109,679	(7)(8)(9)	*
Ian Brander	9,611	(9)	*	9,611	(9)	*	9,611	(9)	*
Daniel A. Pryor	93,464	(9)	*	93,464	(9)	*	93,464	(9)	*
A. Lynne Puckett	88,024	(9)	*	88,024	(9)	*	88,024	(9)	*

All of our directors and executive officers as a group (16 persons)	12,325,771	(7)(8)(9)	10.7%	12,1325,771	(7)(8)(9)	10.2%	12,1325,771	(7)(8)(9)	10.1%

* Represents beneficial ownership of less than 1%

(1)

Beneficial ownership amount and nature of ownership as reported on Schedule 13D/A filed with the SEC on May 14, 2013 by (i) BDT Capital Partners, LLC (“BDT CP”), (ii) BDTCP GP I, LLC (“BDTCP GP I”), (iii) BDT CF Acquisition Vehicle, LLC (the “BDT Investor”), (iv) Byron D. Trott, and (v) BDTP GP, LLC (“BDTP”) and

further taking into account the acquisition of 1,383 shares of common stock disclosed on Form 4 filed with the SEC on May 20, 2013 and the conversion by the BDT Investor of all its Series A Preferred Stock. Byron D. Trott is the sole member of BDTP, which is the managing member of BDT CP. BDT CP is the manager of BDTCP GP I, which is the manager of the BDT Investor. The BDT Investor is the direct owner of 12,174,674 shares of common. Certain investment funds (the “BDT Investment Funds”) controlled by BDTCP GP I directly beneficially own, in the aggregate, 4,078,902 shares of common stock, and an employee investment vehicle controlled by BDTP (the “BDT Investment Vehicle”) directly beneficially owns 167,626 shares of common stock. BDT CP disclaims beneficial ownership of the 167,626 shares of common stock owned by the BDT Investment Vehicle. The BDT Investor, acting through its manager, BDTCP GP I, has sole voting power and sole dispositive power with respect to common stock beneficially owned by it. Each of the BDT Investment Funds has sole voting power and sole dispositive power with respect to shares of common stock beneficially owned by it. The BDT Investment Vehicle has sole voting power and sole dispositive power with respect to shares of common stock beneficially owned by it.

(2)	Includes 10,000,000 shares of common stock owned by a limited liability company of which Mr. Rales is the sole member and 19,388 shares of common stock held by Capital Yield Corporation, of which Mitchell P. Rales and Steven M. Rales are the sole stockholders. Steven M. Rales has sole voting power and sole dispositive power with respect to 11,296,361 shares of common stock, and shared voting power and shared dispositive power with respect to 19,388 shares of common stock. All of the securities held by the limited liability company of which Mr. Rales is the sole member, including its holdings of Colfax common stock, are pledged to secure a line of credit. This entity and Mr. Rales are in compliance with this line of credit. The business address of Steven M. Rales, and the limited liability company, is 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037-1701.

(3)	Includes 10,000,000 shares of common stock owned by a limited liability company of which Mr. Rales is the sole member, 19,388 shares of common stock held by Capital Yield Corporation, of which Mitchell P. Rales and Steven M. Rales are the sole stockholders, 11,500 shares of common stock held by a family trust and 2,700 shares held as custodian for his daughters. Mitchell P. Rales has sole voting power and sole dispositive power with respect to 11,321,661 shares of common stock, and shared voting power and shared dispositive power with respect to 19,388 shares of common stock. All of the securities held by the limited liability company of which Mr. Rales is the sole member, including its holdings of Colfax common stock, are pledged to secure a line of credit. This entity and Mr. Rales are in compliance with this line of credit. The business address of Mitchell P. Rales, and the limited liability company, is 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037-1701.

(4)	Includes 199,259 shares owned by the John W. Allender Trust, of which Patrick Allender is trustee. Mr. Allender disclaims beneficial ownership of all shares held by the John W. Allender Trust except to the extent of his pecuniary interest therein.

(5)	Beneficial ownership by directors (other than Mitchell P. Rales) includes: (i) for each of Messrs. Allender and Gayner and Ms. Jordan, 20,998 director restricted stock units (“DRSUs”) or deferred stock units (“DSUs”) that have vested or will vest within 60 days of February 12, 2014 and will be delivered following the conclusion of service on the Board and 5,528 shares that such individuals have the right to acquire upon the exercise of director stock options that have vested, (ii) for Mr. Perfall, 9,786 DRSUs or DSUs that have vested or will vest within 60 days of February 12, 2014 and will be delivered following the conclusion of service on the Board and 5,528 shares that Mr. Perfall has the right to acquire upon the exercise of director stock options that have vested, (iii) for Mr. Vinnakota, 8,786 DRSUs or DSUs that have vested or will vest within 60 days of February 12, 2014 and will be delivered following the conclusion of service on the Board and 5,528 shares that Mr. Vinnakota have the right to acquire upon the exercise of director stock options that have vested, (iv) for Mr. Orr, 3,704 DRSUs that have vested or will vest within 60 days of February 12, 2014 and will be delivered following the conclusion of service on the Board and 5,528 shares that Mr. Orr has the right to acquire upon the exercise of director stock options that have vested, and (v) DSUs received in lieu of annual cash retainers and committee chairperson retainers that will be delivered following the conclusion of service on the Board as follows: Mr. Allender— 12,892, Mr. Gayner— 10,108, Ms. Jordan— 11,071, and Mr. Perfall— 5,292.

(6)	Includes 18,010 shares held by a family trust, 6,920 shares held by her spouse and 70 shares held in a trust account for her spouse.

(7)	Each of Messrs. Simms, Kiefaber and Mr. Brannan’s beneficial ownership includes DRSUs or DSUs received for service on the Board prior to their appointment as executive officers of the Company that will be delivered following the conclusion of service to the Company in the following amounts: 3,704 DRSUs and 955 DSUs for Mr. Simms, 5,556 DRSUs for Mr. Kiefaber and 5,556 DRSUs and 12,212 DSUs for Mr. Brannan.

(8)	Beneficial ownership by named executive officers and our executive officers as a group includes shares that such individuals have the right to acquire upon the exercise of options that have vested or will vest within 60 days of February 12, 2014. The number of shares included in the table as beneficially owned which are subject to such options is as follows: Mr. Kiefaber— 220,467, Mr. Brannan— 91,911, Mr. Pryor— 90,971, Ms. Puckett— 86,913, Mr. Brander— 9,611, all of our executive officers as a group— 557,120.

(9)	Beneficial ownership for executive officers does not reflect performance-based restricted stock units (“PRSUs”) that have been earned but not yet vested due to additional service-based vesting conditions. However, these PRSUs, when earned via certification of the applicable performance criteria by the Compensation Committee, are reflected in Table 1 of Form 4s filed by each executive officer. This transaction is shown in the Form 4 as an acquisition of the Company’s common stock pursuant to SEC guidance regarding Section 16 reporting for grants of restricted stock awards.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and provisions of our Certificate of Incorporation and Bylaws are summaries and are qualified by reference to our Certificate of Incorporation and Bylaws.

Our authorized capital stock consists of 400,000,000 shares of common stock, $0.001 par value per share and 20,000,000 shares of preferred stock, $0.001 par value per share. As of February 12, 2014, there were 114,306,780 shares of common stock and no shares of Series A Preferred Stock outstanding (which includes 12,173,291 shares of our common stock issued upon the conversion by the BDT Investor of all its Series A Preferred Stock).

Common Stock

Subject to the rights of the holders of any series of preferred stock, the holders of shares of common stock are entitled to one vote per share held on all matters submitted to a vote at a meeting of stockholders. Each stockholder may exercise its vote either in person or by proxy. Subject to any preferences to which holders of shares of preferred stock may be entitled, the holders of outstanding shares of common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event that we liquidate, dissolve or wind up, the holders of outstanding shares of common stock are entitled to share ratably in all of our assets which are legally available for distribution to stockholders, subject to the prior rights on liquidation of creditors and to preferences, if any, to which holders of shares of preferred stock may be entitled. The holders of outstanding shares of common stock do not have any preemptive, subscription, redemption or sinking fund rights. The outstanding shares of common stock are, and upon issuance and sale as contemplated hereby the shares to be issued in the offering will be, duly authorized, validly issued, fully paid and nonassessable.

The BDT Investor has the right to exclusively nominate for election to our Board of Directors and certain of its committees:

•	two of 11 directors for so long as the BDT Investor and certain permitted transferees beneficially own, in the aggregate, more than 20% of our outstanding common stock; and

•	one of 10 directors for so long as the BDT Investor and certain permitted transferees beneficially own, in the aggregate, equal to or less than 20% but more than 10% of our outstanding common stock;

in each case calculated in accordance with our Certificate of Incorporation and subject to applicable law and New York Stock Exchange Listed Company Manual rules. In addition, for so long as the BDT Investor and certain permitted transferees beneficially own, in the aggregate, more than 10% of our outstanding common stock, the written consent of the BDT Investor is required to alter, amend or repeal the provisions of Article 5.1 of our Certificate of Incorporation, which sets forth the authorized number of members of the Board of Directors and the BDT Investor’s nomination rights in respect of members of the Board of Directors.

Preferred Stock

Our Certificate of Incorporation authorizes us to issue up to 20,000,000 shares of preferred stock, in one or more series and containing the rights, privileges and limitations, including dividend rights, voting rights, conversion privileges, redemption rights, liquidation rights or sinking fund rights, as may from time to time be determined by our Board of Directors. Preferred stock may be issued in the future in connection with acquisitions, financings or other matters as the Board of Directors deems to be appropriate. In the event that any shares of preferred stock shall be issued, a certificate of designations, setting forth the series of the preferred stock and the relative rights, privileges and limitations with respect thereto, is required to be filed with the Secretary of State of the State of Delaware. The effect of having preferred stock authorized is that our Board of Directors alone, within the bounds of and subject to the federal securities laws and the Delaware Law, may be able to authorize the issuance of preferred stock, which may adversely affect the voting and other rights of holders of common stock. The issuance of preferred stock may also have the effect of delaying or preventing a change in control of our company.

In connection with the Charter Acquisition, we issued a total of 13,877,552 shares of Series A Preferred Stock to the BDT Investor. On February 12, 2014, the BDT Investor, which was the sole holder of our Series A Preferred Stock, exercised its option to convert its 13,877,552 shares of Series A Preferred Stock into 12,173,291 shares of our common stock. In connection with the conversion, we have agreed to pay to the BDT Investor approximately $23.4 million, which is equivalent to the aggregate amount of dividends that would have been payable on the Series A Preferred Stock, at an assumed per annum rate of 6% of its liquidation preference, through the third anniversary of its issuance, at which time we would have had the right to convert the Series A Preferred Stock into common stock at any time at our option subject to certain conditions. As a result of the conversion, no shares of our preferred stock remain outstanding.

Registration Rights Agreements

On May 30, 2003, we entered into the 2003 Registration Rights Agreement with Mitchell P. Rales and Steven M. Rales in connection with the issuance of 29,195,885 shares of common stock. On January 24, 2012, we entered into the 2012 Registration Rights Agreements with each of the Investors in connection with the issuance and sale of (i) 14,756,945 shares of common stock and 13,877,552 shares of newly created Series A Preferred Stock to the BDT Investor, (ii) 2,170,139 shares of common stock to Mitchell P. Rales, (iii) 2,170,139 shares of common stock to Steven M. Rales and (iv) 1,085,070 shares of common stock to Markel Corporation. The Investors have registration rights with respect to these shares of common stock, and the shares of common stock issued upon conversion of these shares of Series A Preferred Stock, under the Registration Rights Agreements as follows:

Shelf Registration and Demand Registration

The Investors have shelf registration rights under the Registration Rights Agreements. Under the 2003 Registration Rights Agreement, holders of at least 30% of the registrable shares covered by the 2003 Registration Rights Agreement can, under certain conditions, request that we file up to two registration statements registering all or a portion of their registrable shares, provided that the net offering price for such registration is at least $5,000,000. Under the 2012 Registration Rights Agreement, we were required, no later than three months after January 24, 2012, to file a registration statement covering the resale of the registrable shares covered by the 2012 Registration Rights Agreement. We satisfied this requirement by filing a shelf registration statement on Form S-3 on February 23, 2012, and a prospectus supplement on April 24, 2012 for the resale of certain of the registrable shares. If we do not maintain the effectiveness of the shelf registration statement, the Investors each may require us to register the number of registrable securities beneficially owned by such Investors or any permitted transferees of registrable securities under the Securities Act, subject to certain limitations.

Piggyback Registration

If at any time we have determined to file a registration statement in connection with an offering of any of our equity securities, with certain exceptions, we will give the Investors notice of such registration and include in such registration all securities held by the Investor or any permitted transferee of registrable securities, included by such persons in a written request, subject to certain customary cut-backs.

Expenses

We will pay all fees and expenses in connection with the registration rights set forth above, including, under the 2012 Registration Rights Agreement, the reasonable fees or disbursements of one counsel for each of the Investors or his or its permitted transferees, as selling holders of the registrable securities, but excluding any other expenses of the selling holders or underwriting commissions.

Indemnification

Subject to certain qualifications and limitations, we will indemnify each of the Investors and any permitted transferees of registrable securities and their officers, directors, employees and each underwriter and certain related parties for losses they incur as a result of acts or omissions by us or our subsidiaries in connection with any such registration.

Registrable Shares of Common Stock

Shares cease to be registrable securities when (i) a registration statement with respect to the sale by the holder thereof shall have been declared effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) they shall have been distributed to the public in accordance with Rule 144 under the Securities Act or are able to be sold pursuant to Rule 144 under the Securities Act (or any similar provision then in force, but not Rule 144A) without volume, manner of sale or notice limitations or requirements or (iii) they shall have ceased to be outstanding.

Anti-Takeover Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, which, with specified exceptions, prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder unless:

•	before that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or after that time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines business combination to include the following:

•	any merger or consolidation of the corporation with the interested stockholder;

•	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Section 203 defines an “interested stockholder” as:

•	any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation; and

•	any entity or person affiliated with or controlling or controlled by the entity or person.

Although the BDT Investor holds more than 20% of our outstanding voting stock, this provision of Delaware law does not apply to it.

The application of Section 203 may make it difficult and expensive for a third party to pursue a takeover attempt we do not approve, even if a change in control would be beneficial to the interests of our stockholders.

Certificate of Incorporation and Bylaws Provisions

Majority Voting Provisions for Director Elections

Under our Bylaws, election of directors will be by a majority of votes cast, or a plurality in the event that, as of the tenth day preceding the day notice of the meeting at which directors are to be elected has been mailed to stockholders, the number of director nominees exceeds the number of directors to be elected. A director who fails to achieve a majority of votes cast in an uncontested election will be required to offer irrevocably to resign from the Board of Directors, and the remaining directors will determine whether to accept the resignation. Vacancies created by resignations or otherwise may be filled by vote of the remaining directors.

Number of Directors; Removal; Filling Vacancies

Our Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors constituting the entire Board of Directors will be fixed from time to time by action of not less than a majority of the directors then in office. The number may not be less than three or more than nine, unless approved by action of not less than two-thirds of the directors then in office. In addition, our Bylaws provide that, subject to any rights of holders of preferred stock, newly created directorships resulting from an increase in the authorized number of directors or vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification or removal of directors or any other cause may be filled only by the Board of Directors (and not by the stockholders unless there are no directors then in office), provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Accordingly, the Board of Directors could prevent any stockholder from enlarging the Board and filling the new directorships with that stockholder’s own nominees.

Limitation on Special Meetings; No Stockholder Action by Written Consent

Our Certificate of Incorporation and our Bylaws provide that (subject to the rights, if any, of holders of any class or series of preferred stock then outstanding) (i) only the chairman of the Board or a majority of the Board of Directors will be able to call a special meeting of stockholders; (ii) the business permitted to be conducted at a special meeting of stockholders shall be limited to matters properly brought before the meeting by or at the direction of the Board of Directors; and (iii) stockholder action may be taken only at a duly called and convened annual or special meeting of stockholders and may not be taken by written consent. These provisions, taken together, prevent stockholders from forcing consideration by the stockholders of stockholder proposals over the opposition of the Board of Directors, except at an annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our Bylaws establish an advance notice procedure for stockholders to nominate candidates for election as director, or to bring other business before an annual meeting of our stockholders.

This procedure provides that, subject to the rights of any holders of preferred stock, only persons who are nominated by or at the direction of the Board of Directors, any committee appointed by the Board of Directors, or by a stockholder who has given timely written notice to our secretary prior to the meeting at which directors are to be elected, will be eligible for election as directors. The procedure provides that at an annual meeting only that business may be conducted as has been brought before the meeting by, or at the direction of, the Board of

Directors, any committee appointed by the Board of Directors, or by a stockholder who has given timely written notice to our secretary of the stockholder’s intention to bring that business before the meeting. Under the procedure, to be timely, notice of stockholder nominations or proposals to be made at an annual or special meeting generally must be received by the secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (although under certain circumstances the notice period may differ). A stockholder’s notice proposing to nominate a person for election as director must contain specific information about the nominating stockholder and the proposed nominee. A stockholder’s notice relating to the conduct of business other than the nomination of directors must contain specific information about the business and about the proposing stockholder. If the chairman of the Board or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the procedure, the person will not be eligible for election as a director, or the business will not be conducted at the meeting, as the case may be.

By requiring advance notice of nominations by stockholders, this procedure affords our Board of Directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders about their qualifications. By requiring advance notice of other proposed business, the procedure also provides a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Board of Directors, provides the Board of Directors with an opportunity to inform stockholders, prior to the meetings, of any business proposed to be conducted at the meetings, together with any recommendations as to the Board’s position regarding action to be taken with respect to the business, so that stockholders can better decide whether to attend the meeting or to grant a proxy regarding the disposition of the business.

Although our Bylaws do not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, the foregoing provisions may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, if the proper advance notice procedures are not followed, without regard to whether consideration of the nominees or proposals might be harmful or beneficial to us or our stockholders.

Limitation of Liability of Directors

Our Bylaws provide that we must indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services provided to us, which may include services in connection with takeover defense measures. These provisions may have the effect of preventing changes in our management. See “—Limitation of Liability and Indemnification.”

Limitation of Liability and Indemnification

Our Certificate of Incorporation contains provisions permitted under Delaware law relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law; or

•	any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

Our Bylaws require us to indemnify our directors and executive officers to the fullest extent not prohibited by Delaware law. We may limit the extent of this indemnification by individual contracts with our directors and executive officers. Furthermore, we may decline to indemnify any director or executive officer in connection with any proceeding initiated by any director or executive officer or any proceeding by any director or executive officer against us or our directors, officers, employees or other agents, unless indemnification is expressly required to be made by law or the proceeding was authorized by our Board of Directors.

We have entered into agreements with our directors and certain of our executive officers to give the directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our Bylaws and to provide additional procedural protections.

At present, there is no pending litigation or proceeding involving a director, officer or employee of our company for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

We have the power to indemnify our other officers, employees and other agents, as permitted by Delaware law, but we are not required to do so. We have directors’ and officers’ liability insurance.

Transfer Agent and Registrar

Registrar and Transfer Company is the transfer agent and registrar for our common stock.

Listing

Our common stock is listed on the New York Stock Exchange under the trading symbol “CFX.”

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.

Total	6,500,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or, if the shares the defaulting underwriter or underwriters were obligated to purchase are more than 10% of all the shares agreed to be purchased, the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $ per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares described under “—Option to Purchase Additional Shares”.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

The underwriters have agreed to reimburse us for certain expenses in connection with the offering.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable in whole or in part at any time before the delivery of the shares of common stock offered hereby, and twice thereafter up to 30 days after the date of this prospectus, to purchase up to 975,000 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount.

No Sales of Similar Securities

We have agreed that, subject to certain exceptions, we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. for a period of 90 days after the date of this prospectus supplement.

All of our directors and executive officers and certain holders of our common stock have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of at least 90 days after the date of this prospectus supplement, has agreed that such person or entity will not, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such persons in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, subject to certain exceptions. In addition, our directors and executive officers and certain holders of our common stock have agreed that, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. on behalf of the underwriters, they will not, during the period ending 90 days after the date of the prospectus supplement, make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

New York Stock Exchange Listing

Our shares are listed on the New York Stock Exchange under the symbol “CFX.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. In addition, certain affiliates of the underwriters are lenders under the Deutsche Bank Credit Agreement. The underwriters or their affiliates have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Qatar

The securities described in this prospectus have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority, the Qatar Exchange or the Qatar Central Bank and may not be publicly distributed. This prospectus is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares of common stock offered hereby have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of common stock offered hereby has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares of common stock offered hereby which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares of common stock offered hereby have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock offered hereby may not be circulated or distributed, nor may the shares of common stock offered hereby be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock offered hereby are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of common stock offered hereby pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

VALIDITY OF THE COMMON STOCK

Gibson, Dunn & Crutcher LLP will pass upon the validity of the common stock. Shearman & Sterling LLP will pass upon certain matters for the underwriters.

EXPERTS

The consolidated financial statements of Colfax Corporation appearing in Colfax Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2013 (including schedule appearing therein), and the effectiveness of Colfax Corporation’s internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 (File No. 333-179650) with respect to the securities offered hereby. This prospectus supplement does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement.

Statements contained in this prospectus supplement and any free writing prospectus that we have authorized, or that are incorporated by reference into this prospectus or a prospectus supplement, about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that any agreement or document be filed as an exhibit to the registration statement and we file the agreement or document, you should refer to that agreement or document for a complete description of these matters.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we filed with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).

We also make our annual, quarterly and current reports, proxy statements and other information available free of charge on our investor relations website, http://ir.colfaxcorp.com, as soon as reasonably practicable after we electronically file these materials with, or furnish them to, the SEC. We use our website as a channel of distribution for material company information. Important information, including financial information, analyst presentations, financial news releases, and other material information about us is routinely posted on and accessible at http://ir.colfaxcorp.com. You can also inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on February 12, 2014 (File No. 001-34045);

•	Our Current Report on Form 8-K filed with the SEC on February 12, 2014 (File No. 001-34045);

•	The portions of our Proxy Statement filed with the SEC on April 5, 2013 (File No. 001-34045) incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on February 19, 2013 (File No. 001-34045);

•	The description of our common stock, par value $0.001 per share, contained in the Registration Statement on Form 8-A, filed with the SEC on May 5, 2008 (File No. 001-34045), registering our common stock pursuant to Section 12(b) of the Exchange Act, including any and all amendments and reports filed under Section 13(a) or 15(d) of the Exchange Act for the purpose of updating such description; and

•	Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering; provided, however, that we are not incorporating by reference any documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed with the SEC. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized and incorporated by reference in this prospectus, if such person makes a written or oral request directed to:

Colfax Corporation

ATTN: Corporate Secretary

8170 Maple Lawn Boulevard, Suite 180

Fulton, Maryland 20759

(301) 323-9000

You should rely only on the information incorporated by reference or provided in this prospectus and any applicable prospectus supplement. We have not authorized anyone else to provide you with other information.

PROSPECTUS

COLFAX CORPORATION

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

WARRANTS

DEPOSITARY SHARES

PURCHASE CONTRACTS

UNITS

We may from time to time offer to sell our senior or subordinated debt securities, common stock or preferred stock, either separately or represented by warrants, depositary shares or purchase contracts, as well as units that include any of these securities or securities of other entities. The senior or subordinated debt securities may consist of debentures, notes or other types of debt. Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “CFX.” The senior or subordinated debt securities, preferred stock, warrants and purchase contracts may be convertible or exercisable or exchangeable for common or preferred stock or other securities of ours or debt or equity securities of one or more other entities.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by security holders. We will provide specific terms of any securities to be offered in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Our principal executive offices are located at 8170 Maple Lawn Boulevard, Suite 180, Fulton, Maryland 20759. Our telephone number is (301) 323-9000.

Investing in our securities involves certain risks. See the “Risk Factors” section of our filings with the Securities and Exchange Commission and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 23, 2012

i

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, DC 20549, and you may obtain copies from the SEC at prescribed rates.

Statements contained in this prospectus, any prospectus supplement and any free writing prospectus that we have authorized, or that are incorporated by reference into this prospectus or a prospectus supplement, about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that any agreement or document be filed as an exhibit to the registration statement and we file the agreement or document, you should refer to that agreement or document for a complete description of these matters.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).

We also make our annual, quarterly and current reports, proxy statements and other information available free of charge on our investor relations website, http://ir.colfaxcorp.com, as soon as reasonably practicable after we electronically file these materials with, or furnish them to, the SEC. We use our website as a channel of distribution for material company information. Important information, including financial information, analyst presentations, financial news releases, and other material information about us is routinely posted on and accessible at http://ir.colfaxcorp.com. You can also inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to the “registrant,” “we,” “us,” and “our” refer to Colfax Corporation and its subsidiaries.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on February 23, 2012 (File No. 001-34045);

•	Our Current Reports on Form 8-K filed with the SEC on January 5, 2012, January 6, 2012, January 17, 2012 and January 30, 2012 (File No. 001-34045);

•	Our Proxy Statement filed on April 15, 2011 (File No. 001-34045);

•

The Consolidated Financial Statements of Charter International plc and the Colfax Corporation Unaudited Pro Forma Condensed Combined Financial Information in our Proxy Statement filed with the SEC on December 19, 2011 (File No. 001-34045);

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•

The description of our common stock, par value $0.001 per share, contained in the Registration Statement on Form 8-A registration statement, filed with the SEC on May 5, 2008 (File No. 001-34045), registering our common stock pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, including any and all amendments and reports filed under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 for the purpose of updating such description; and

•

Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering; provided, however, that we are not incorporating by reference any documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed with the SEC. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized and incorporated by reference in this prospectus, if such person makes a written or oral request directed to:

Colfax Corporation

ATTN: Corporate Secretary

8170 Maple Lawn Boulevard, Suite 180

Fulton, Maryland 20759

(301) 323-9000

You should rely only on the information incorporated by reference or provided in this prospectus and any applicable prospectus supplement. We have not authorized anyone else to provide you with other information.

2

USE OF PROCEEDS

We will set forth in the applicable prospectus supplement our intended use for the net proceeds received by us for our sale of securities under this prospectus. We will not receive the net proceeds of any sales by selling security holders. Unless otherwise stated in the applicable prospectus supplement, we will use the proceeds of any offering for general corporate purposes, which may include repayment of debt, acquisitions, additions to working capital and capital expenditures.

R ATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges and our historical ratios of earnings to fixed charges and dividends on preferred stock for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

	Years Ended December 31,
	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges	3.65x	4.37x	4.68x	1.44x	6.06x
Ratio of earnings to fixed charges and dividends on preferred stock	3.65x	4.37x	4.68x	1.15x	2.70x

Earnings available for fixed charges represent income before income taxes and fixed charges before dividends on preferred stock. Fixed charges represent interest expense, including amortization of deferred financing costs, the interest portion of rental payment and, in the case of the ratios of earnings to fixed charges and dividends on preferred stock, dividends on preferred stock.

DESCRIPTION OF SECURITIES

We will set forth in the applicable prospectus supplement a description of the senior or subordinated debt securities, common stock, preferred stock, warrants, depositary shares, purchase contracts or units that may be offered under this prospectus.

Any senior debt securities offered under this prospectus will be governed by a senior debt indenture, and any subordinated debt securities offered under this prospectus will be governed by a subordinated debt indenture. The forms of both indentures have been filed as exhibits hereto.

S ELLING SECURITY HOLDERS

We will set forth information about selling security holders, where applicable, in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Securities Exchange Act of 1934 that are incorporated by reference.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP will pass upon the validity of any securities issued under this prospectus. Any underwriters will be represented by their own legal counsel.

EXPERTS

The consolidated financial statements of Colfax Corporation appearing in Colfax Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2011 (including schedules appearing therein), and the effectiveness of Colfax Corporation’s internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

3

The consolidated financial statements of Charter International plc appearing in Colfax Corporation’s Proxy Statement filed with the SEC on December 19, 2011 have been audited by PricewaterhouseCoopers LLP, independent auditor, as set forth in their report thereon, included therein and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the report of PricewaterhouseCoopers LLP pertaining to such financial statements as of the date given on the authority of such firm as experts in accounting and auditing.

4

6,500,000 Shares

Common Stock

Prospectus

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup	Deutsche Bank Securities

February     , 2014